EXHIBIT 99.2

August 27, 2004

Board of Directors

IMC Global Inc.

100 S. Saunders Road

Lake Forest, IL 60045-2561

Re:	Amendment No. 3 to Registration Statement on Form S-4 of The Mosaic Company (File No. 333-114300)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 26, 2004, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share, of IMC Global Inc. (the “Company”) of the IMC Exchange Ratio (as defined in our opinion letter) relative to the Cargill Exchange (as defined in our opinion letter) pursuant to the Agreement and Plan of Merger and Contribution, dated as of January 26, 2004, among the Company, Global Nutrition Solutions, Inc. (now known as The Mosaic Company) (“Mosaic”), GNS Acquisition Corp., a direct wholly owned subsidiary of Mosaic, Cargill, Inc. and Cargill Fertilizer, Inc., a direct wholly owned subsidiary of Cargill.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary of the Proxy Statement/Prospectus – Opinion of IMC’s Financial Advisor,” “The Transactions – Background of the Transactions,” “The Transactions – IMC’s Reasons for the Transactions;

Board of Directors

IMC Global Inc.

August 27, 2004

Page Two

Recommendation of the IMC Board of Directors,” and “The Transactions—Opinion of IMC’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)